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                                                                      EXHIBIT 16

October 9, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir:

We have read paragraphs (a), (b), (c), (d) and (f) of Item 4 included in the Form 8-K dated October 6, 2000 of American Plumbing & Mechanical, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

cc: Mr. David C. Baggett,
    Chief Financial Officer, American Plumbing & Mechanical, Inc.